                                                                    EXHIBIT 12.1

                              FOUNTAIN VIEW, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                  YEAR ENDED DECEMBER 31,
                         ------------------------------------------
                                                                       SIX MONTHS ENDED
                                       ACTUAL                              JUNE 30,
                         ----------------------------------          ---------------------
                                                              PRO                    PRO
                                                             FORMA                  FORMA
                          1993   1994   1995   1996   1997   1997     1997   1998   1998
                         ------ ------ ------ ------ ------ -------  ------ ------ -------
Income (loss) before
 income taxes........... $2,510 $4,594 $2,640 $3,878 $5,563 $(7,276) $3,985 $1,353 $  (665)
Fixed charges:
  Interest expense......    307    355    332    278  1,164  23,324      30  6,219  11,199
  Portion of rent repre-
   senting interest.....  1,334  1,339  1,315  1,299  1,258   2,251     626    894   1,135
                         ------ ------ ------ ------ ------ -------  ------ ------ -------
Total fixed charges.....  1,641  1,694  1,647  1,577  2,422  25,575     656  7,113  12,334
                         ------ ------ ------ ------ ------ -------  ------ ------ -------
Income (loss) before
 income taxes and fixed
 charges................ $4,151 $6,288 $4,287 $5,455 $7,985 $18,299  $4,641 $8,466 $11,669
                         ====== ====== ====== ====== ====== =======  ====== ====== =======
Ratio of earnings to
 fixed charges..........    2.5    3.7    2.6    3.5    3.3      (1)    7.1    1.2      (1)

(1) Earnings were insufficient to cover proforma fixed charges by $7,276 and $665 for the year ended December 31, 1997, and the six months ended June 30, 1998, respectively.